PURCHASE AND SALE AGREEMENT

Pawnee County, Kansas

THIS PURCHASE AND SALE AGREEMENT (“Agreement”), dated August 19, 2013, is by and among Kansas Petroleum Resources, LLC, a Kansas limited liability company, whose address is 200 East 1st Street, Suite 307, Wichita, Kansas 67202 (“Seller”), and Cardinal Energy Group, Inc., a Nevada corporation, whose address 6037 Franz Road, Suite 103, Dublin, Ohio 43017 (“Buyer”). Seller and Buy are sometime referred to herein collectively as the “Parties” and individually as a “Party”.

W I T N E S S E T H:

WHEREAS, Seller desires to sell to Buyer and Buyer desires to purchase from Seller on the terms and subject to the conditions set forth in this Agreement, all of Seller’s oil and gas rights, interests and assets in Pawnee County, Kansas, as described more fully herein.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, contained herein, the mutual benefits to be derived by each Party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

article I.
PURCHASE AND SALE

Section 1.1 Purchase and Sale. On the terms and conditions contained in this Agreement, Seller agrees to sell to Buyer and Buyer agrees to purchase, accept, and pay for the Assets.

Section 1.2  Certain Definitions. As used herein:

(a)	“Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, with control in such context meaning the ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.

(b)	“Assets” means all of Seller’s right, title and interest in and to the following:

(i)	the oil and gas leases, oil, gas, and mineral leases and subleases, royalties, net profits interests, mineral fee interests, carried interests, and, without limiting the foregoing, other rights (of whatever character, whether legal or equitable, and whether vested or contingent) in and to the oil, gas, and other minerals in, on, under, and that may be produced from, the lands described on Exhibit “A” (including any renewals, extensions, ratifications and amendments to such interests whether or not such renewals, extensions, ratifications or amendments are described on Exhibit “A”) (any such rights or interests individually referred to as “Lease” or collectively, “Leases”);

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(ii)	any and all oil, gas, helium, water, CO2, or injection wells thereon or on pooled, communitized, or unitized acreage that includes all or any part of the Leases, including, without limiting the foregoing, the interests in the wells described on Exhibit “A”, whether producing, non-producing, permanently or temporarily plugged and abandoned, and whether or not fully described (collectively, the “Wells”);

(iii)	all pooled, communitized, or unitized acreage which includes all or part of any Leases (the “Units”), and all tenements, hereditaments, and appurtenances belonging thereto;

(iv)	all structures, facilities, foundations, wellheads, tanks, pumps, compressors, separators, heater treaters, valves, fittings, equipment, machinery, fixtures, flowlines, pipelines, platforms, tubular goods, materials, tools, supplies, improvements, and any other real, personal, immovable and mixed property located on, used in the operation of, or relating to the production, treatment, non-regulated transportation, gathering, marketing, sale, processing, handling or disposal of hydrocarbons, water, and associated substances produced or drained from the Leases or the Units (the “Facilities”);

(v)	all Hydrocarbons produced from, or directly attributable to, the Leases, Units or Wells on and after the Effective Date;

(vi)	to the extent transferable, all contracts, permits, rights-of-way, easements, licenses, servitudes, transportation agreements, pooling agreements, operating agreements, gas balancing agreements, participation and processing agreements, confidentiality agreements, side letter agreements and any other agreement, document or instrument listed on Exhibit “B” INSOFAR ONLY as they directly relate and are attributable to the Leases, Units, Wells, Hydrocarbons, or Facilities or the contractual and wellbore rights thereon or therein or the ownership or operation thereof, or the production, treatment, non-regulated transportation, gathering, marketing, sale, processing, handling disposal, storage or transportation of hydrocarbons, water, or substances associated therewith (the “Assumed Contracts”);

(vii)	all records relating to the Leases, Units, Wells, Hydrocarbons, Assumed Contracts and Facilities in the possession of Seller (the “Records”) and including as follows: all (i) lease, mineral interest, land, and division order files (including any abstracts of title, title opinions, certificates of title, title curative documents, and division orders contained therein), (ii) the Assumed Contracts; (iii) all well, facility, operational, environmental, regulatory, compliance and historic production files and (iv) all geological files relating to the Leases (the “Geologic Data”), but not including any Records (the “Excluded Records”) which (i) Seller is prohibited from transferring to Buyer by law or existing contractual relationship (including Geologic Data that is not transferable without payment of a fee or other penalty to any third party which Buyer has not separately agreed in writing to pay), or which (ii) constitute Excluded Assets (as hereinafter defined); and

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(viii)	all of Seller’s right, title and interest in and to the Leases, Wells and Hydrocarbons shall mean one hundred percent (100%) working interest and no less than an eighty percent (80%) net revenue interest. Seller shall retain as an overriding royalty, which shall be free and clear of all costs except taxes, equal to the positive difference between existing burdens on the date of this Agreement and eighty percent (80%) thereby retaining an overriding royalty and delivering to Buyer (100%) working interest and eighty percent (80%) net revenue interest in and to the Leases, Wells and Hydrocarbons.

(c)	“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks are closed for business in Kansas.

(d)	“Governmental Authority” means any national government and/or government of any political subdivision, and departments, courts, commissions, boards, bureaus, ministries, agencies, or other instrumentalities of any of them.

(e)	“Hydrocarbons” means crude oil, gas, helium, casinghead gas, condensate, natural gas liquids, and other gaseous or liquid hydrocarbons (including, without limitation, ethane, propane, iso-butane, nor-butane, gasoline, and scrubber liquids) of any type and chemical composition.

(f)	“Imbalance” means an imbalance between (a) volumes of Hydrocarbons taken from the Assets, or on lands unitized therewith, by Seller in excess of those volumes which Seller would be entitled to receive thereunder and (b) volumes of Hydrocarbons not taken from the Assets, or land unitized therewith, by Seller despite Seller’s ownership interest therein and right to receive such volumes thereunder, regardless of whether such imbalance occurs at the platform, wellhead, pipeline, gathering system, transportation system, processing plant or other location.”IRC Code” means the United States Internal Revenue Code of 1986, as amended.

(g)	“Lien” means any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind.

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(h)	“Net Overproduction” means the product of (a) the amount by which (i) the total volume of overproduction of Hydrocarbons attributable to and accounted for under the name of Seller and related to any Asset (i.e., volumes of gas taken from the Leases, or on lands unitized therewith, by any of Sellers in excess of those volumes which any such Seller would be entitled to receive) exceeds (ii) the total volume of under production of Hydrocarbons attributable to and accounted for under the name of Seller and related to any Asset (i.e., volumes of gas not taken from the Leases, or on lands unitized therewith, despite a Seller’s ownership interest in and right to receive such volumes) multiplied by the weighted average sales price for NYMEX Henry Hub/Houston Ship Channel natural gas price per Mcf of gas or NYMEX Cushing/West Texas Intermediate crude oil price per Bbl of oil posted as of three (3) business days prior to Closing Date.

(i)	“Net Revenue Interest” means the percent of revenue that the working interest holders keep after paying the royalties to the owners of the Leases and all other non-operating interests.

(j)	“Person” means any individual, corporation, partnership, limited liability company, trust, estate, Governmental Authority, or any other entity

(k)	“Working Interest” means the percentage ownership of the Lease that the lessee under such lease has the right to drill, produce, and operate.

(l)	“Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (domestic or foreign) responsible for the imposition of any such tax, and which are in respect of assessments based on or measured by the ownership of the Assets, the production or removal of Hydrocarbons from Wells and pursuant to Leases and the receipt of proceeds which are due and relating to the Assets.

Section 1.3 Exclusions and Reservations. Specifically excepted and reserved from this transaction are the following, hereinafter referred to as the “Excluded Assets”:

(a)	Seller’s economic analyses, pricing forecasts, legal files or opinions (except abstracts of title, title opinions, certificates of title, or title curative documents as provided in Section 1.2(b)(vii) above), attorney-client communications or attorney work product, and records and documents subject to confidentiality provisions, claims of privilege or other restrictions on access.

(b)	All corporate, financial, and Tax records of Seller that relate to Seller’s business generally (including operation of the Assets); however, Seller shall furnish Buyer with copies of any financial and Tax records which directly relate to the Assets and which are necessary for Buyer’s ownership, administration, or operation of the Assets upon receipt of a written request from Buyer indicating its desire to obtain copies, and the purpose for same.

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(c)	All Hydrocarbons produced from or attributable to Seller’s interest in the Assets with respect to all periods prior to the Effective Date, together with all proceeds from the sale of such Hydrocarbons.

(d)	Claims of Seller for refund of or loss carry forwards with respect to (i) production, windfall profit, severance, ad valorem or any other Taxes attributable to the Assets for any period prior to the Effective Date, or (ii) income or franchise Taxes for any period prior to the Effective Date.

(e)	All amounts due or payable to Seller as adjustments or refunds under any contracts or agreements affecting the Assets, with respect to periods prior to the Effective Date, specifically including, without limitation, amounts recoverable from audits under operating agreements and any overpayments of royalties.

(f)	Subject to the terms hereof, all monies, proceeds, benefits, receipts, credits, income or revenues (and any security or other deposits made) attributable to the Assets or the operation thereof prior to the Effective Date.

(i)	All of Seller’s patents, trade secrets, copyrights, names, marks, logos and other intellectual property.

(ii)	Seller’s service agreements, storage or warehouse agreements, supplier contracts, service contracts, insurance contracts, and construction agreements.

(iii)	All documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for the Assets, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its representatives and any prospective purchaser, and (v) correspondence between Seller or any of its representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement.

(iv)	Any contracts that constitute master services agreements or similar contracts.

Section 1.4 Conveyancing Instruments. The Assets to be conveyed by Seller to Buyer shall be conveyed on an “AS IS, WHERE IS” basis, subject to the express conditions and limitations contained in this Agreement. The Assets to be transferred to Buyer shall be transferred pursuant to an Assignment and Bill of Sale in substantially the form of Exhibit “C” (the “Assignment”) which shall contain a special warranty of title for claims by, through or under Seller, together with full rights of subrogation in and to all prior warranties.

Section 1.5 Election to Effect IRC §1031 Exchange. In the event either Buyer or Seller so elect, each Party agrees to accommodate the other in effecting a tax-deferred exchange under IRC Code §1031. Either Party shall have the right to elect this tax-deferred exchange at any time prior to the date of Closing. If a Party elects to effect a tax deferred exchange, the other Party agrees to execute additional escrow instructions, documents, agreements, or instruments to effect the exchange, provided that such non electing Party shall incur no additional costs, expenses, fees, obligations or liabilities as a result of or connected with the exchange.

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article II.

PURCHASE PRICE

Section 2.1 Purchase Price. As consideration for the sale of the Assets, Buyer shall pay to Seller or its respective designee, Twenty-Seven Million, Five Hundred Thousand and No/100 Dollars ($27,500,000.00) (the “Purchase Price”), as set forth below. The Purchase Price as adjusted in accordance with Section 2.3 shall be referred to as the “Adjusted Purchase Price” and shall be paid at Closing by Buyer as follows:

(a)	$25,000,000.00 by wire transfer, in immediately available funds, to such account(s) as directed in writing by Seller; and

(b)	$2,500,000.00 in shares of Cardinal Energy Group, Inc. (ticker symbol CEGX) (“CEGX”) common stock (the “Shares”). The number of Shares will be determined by dividing $2,500,000.00 by the average closing price of the Cardinal Energy Group, Inc.’s common stock quoted on the OTCQB during the ten (10) trading days prior to the Closing Date. At Closing Buyer agrees to deliver or cause to be delivered these Shares directly to the designees of Seller. Prior to Closing, Seller will provide to Buyer a Schedule of the names, addresses, tax id numbers and percentages of ownership for the distribution of the Shares to Seller’s designees.

Section 2.2 Allocation of Purchase Price. Concurrent with the execution of this Agreement, Seller and Buyer will agree upon an allocation of the unadjusted Purchase Price among each of the Assets. Such allocation of value shall be attached to this Agreement as Schedule 2.2. Buyer and Seller agree to be bound by the allocation of the Purchase Price among tangible and intangible Assets set forth herein for all tax purposes; to consistently report such allocations for all federal, state and local income tax purposes; and to timely file all reports required by the IRC Code, concerning the Purchase Price allocations.

Section 2.3 Adjustments to Purchase Price. If adjusted, the Purchase Price shall be adjusted in accordance with this Section 2.3.

(a)	The Purchase Price shall be increased by the following amounts (without duplication):

(i)	The amount of all expenses relating to the Assets incurred by Seller and attributable to the period from and subsequent to the Effective Date, including (a) all operating expenditures, (b) all capital expenditures, royalty disbursements, and severance and production Tax payments, (c) all prepaid expenses (other than delay rentals due prior to the Effective Date), and (d) all other expenses under applicable operating agreements, participation, production handling, production processing, exploration and development agreements and other similar types of agreements which cover or relate to any of the Assets (to the extent such expenses are not reimbursed by third parties and to the extent not related solely to the negotiations and consummation of this Agreement);

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(ii)	An amount equal to the market value of all Hydrocarbons in storage above the pipeline connection on the Effective Date that are produced from, attributable to, or otherwise credited to the Assets; and

(iii)	The amount of any property or ad valorem Taxes assessed against or related to the Assets that were paid by Seller prior to the Effective Date but prorated to Buyer in accordance with Article V.

(b)	The Purchase Price shall be decreased by the following amounts (without duplication):

(i)	An amount equal to the gross proceeds received by Seller from the sale or disposition of Hydrocarbons produced from, attributable to, or otherwise credited to the Assets from and subsequent to the Effective Date;

(ii)	The amount of any property or ad valorem Taxes assessed against or related to the Assets that will be paid by Buyer from and subsequent to the Effective Date but prorated to Seller in accordance with Article V;

(iii)	Reductions due to Defects as provided for in Section 7.2;

(iv)	Reductions due to denials of consents as specified in Section 8.3;

(v)	Reductions due to Casualty Loss as provided in Section 11.1; and

(vi)	Any unpaid joint interest billings relating to the Assets and attributable to the period of time prior to the Effective Date.

Section 2.4 Closing Statement. Seller shall prepare and deliver to Buyer an accounting statement to be executed by both Parties at Closing (the “Closing Statement”) no later than five (5) Business Days prior to Closing that shall set forth the adjustments to the Purchase Price to be made in accordance with Section 2.3 of this Agreement (with the exception of those provided for under Sections 2.3(a)(iii) and 2.3(b)(ii) above), it being understood and agreed that the Closing Statement shall contain reasonable estimates where actual amounts are not known at the Closing and that as actual costs and revenues are known, these amounts will be taken into account in the Final Accounting Statement provided for in Section 9.5. The Closing Statement shall be prepared in accordance with generally accepted accounting principles used in the United States oil and gas industry and consistent with Seller’s past practices.

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Section 2.5 Effective Date of Sale. The effective date of the sale of the Assets described herein shall be September 30, 2013, as of 7:00 a.m., Central Time Zone (the “Effective Date”).

article III.
ALLOCATION OF REVENUES

Section 3.1 Allocation of Revenues. Seller shall receive (or receive credit in the Closing Statement or the Final Accounting Statement, as applicable, for) all proceeds from the sale of Hydrocarbons physically produced from or allocable to the Assets prior to the Effective Date, and shall also receive (or receive credit in the Closing Statement or the Final Accounting Statement, as applicable, for) all other revenues and benefits attributable to the Assets accruing or relating to any period prior to the Effective Date. Buyer shall receive (or receive credit in the Closing Statement or the Final Accounting Statement, as applicable, for) all proceeds from the sale of Hydrocarbons physically produced from or allocable to the Assets on or after the Effective Date, and shall also receive (or receive credit in the Closing Statement or the Final Accounting Statement, as applicable, for) the proceeds of all other revenues and benefits attributable to the Assets accruing or relating to any period from and subsequent to the Effective Date.

Section 3.2 Payment of Invoices. After the Closing, Seller shall be required to pay only that portion of any invoice received by Seller that is applicable to work performed or materials received or production handled prior to the Effective Date; other charges and invoices shall be promptly forwarded to Buyer for payment by Buyer. Similarly, after the Closing, Buyer shall pay only that portion of any invoice received that is applicable to work performed or materials received or production handled on or subsequent to the Effective Date; other charges and invoices shall be promptly delivered to Seller for payment by Seller.

article IV.
ASSUMPTION OF LIABILITIES AND INDEMNIFICATION

Section 4.1 Abandonment Obligations. Buyer assumes and shall timely and fully satisfy Seller’s Abandonment Obligations (as defined below) associated with the Assets as set forth in Schedule 4.1. As used herein, the term “Abandonment Obligations” shall mean and include those obligations of Seller associated with and liability for (i) the plugging and abandonment of the Wells, (ii) the removal of caissons and pipelines used in connection with the Wells, and (iii) the clearance, restoration and remediation of the surface and cleanup and complete reclamation of the portion of the Leases associated with the Wells.

Section 4.2 Contract Obligations. From and after the Effective Date, Buyer shall observe and comply with all covenants, terms, and provisions, express or implied, contained in the Assumed Contracts and Buyer shall assume and be responsible for those obligations of Seller accruing under such Assumed Contracts.

Section 4.3 Buyer’s General Indemnification. Buyer shall indemnify, defend and hold Seller, its directors, officers, employees, agents and representatives and Affiliated or parent companies (which additional parties are hereinafter collectively referred to as the “Seller Indemnified Parties”) harmless from any and all Claims (as hereinafter defined) arising out of, related to or in connection with (i) Buyer’s ownership of the Assets on or after the Effective Date, (ii) any obligations or liabilities assumed by Buyer hereunder, and (iii) Buyer’s breach of any of its representations, warranties, covenants or agreements contained in this Agreement. As used in any provision of this Agreement, “Claims” shall mean all liabilities, losses, costs, damages, fees and expenses (including, without limitation, expenses associated with investigation of claims, testing, assessment and remedial actions), penalties, fines, obligations, judgments, costs of investigation, attorney’s fees, expert’s fees and disbursements of any kind or of any nature whatsoever, claims, actions, causes of action, demands, filings, investigations, and all costs of any administrative proceedings, arbitrations, settlements, mediations, suits or other legal proceedings.

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Section 4.4 Seller’s General Indemnification. Seller shall indemnify, defend and hold Buyer, its directors, officers, employees, agents and representatives and Affiliated or parent companies (which additional parties are hereinafter collectively referred to as the “Buyer Indemnified Parties”) harmless from any and all Claims arising out of, related to, or in connection with (i) except for environmental liabilities addressed in Section 4.5 below, Seller’s ownership of the Assets prior to the Effective Date, (ii) any obligations or liabilities under the Excluded Assets, and (iii) Seller’s breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 4.5 Assumption and Indemnification of Environmental Risk and Environmental Liabilities by Buyer. From and after the Effective Date, Buyer shall assume full responsibility for, and shall comply with and perform all environmentally-related duties and obligations with respect to the Assets for all periods of time, whether before, on or after the Effective Date and shall indemnify, defend and hold harmless each Seller Party and the Seller Indemnified Parties from against any and all Claims under any Environmental Law (hereafter defined) with respect to the Assets for such time period. The term “Environmental Law” means all applicable federal, state and local laws in effect as of the Closing Date or enacted subsequent to the Closing Date, including common law, relating to the protection of the public health, welfare and environment, including, without limitation, those laws relating to the generation, storage, handling, use, processing, treatment, transportation, disposal or other management of any pollutants, contaminants, toxins, or hazardous substances, materials, waste constituents, compounds or chemicals that are regulated by, or may form the basis of any liability by, any Governmental Authority.

article V.
TAXES

Section 5.1 Allocation and Payment of Taxes. All property and ad valorem Taxes and charges imposed on any of the Assets for a taxable period that includes the Effective Date shall be prorated among Buyer and Seller based on the number of days that each Party owns such Assets during such taxable period; and each Party shall be responsible for its prorated share of such Taxes. Seller shall be responsible for all oil and gas production, severance, windfall profits, and any other similar Taxes applicable to Hydrocarbons produced or drained from or attributable to the Leases or the Units prior to the Effective Date, and Buyer shall be responsible for all such Taxes applicable to Hydrocarbons produced or drained from or attributable to the Leases or the Units on and after the Effective Date. Both of the Parties believe that the sale of the Assets is one occasional sale exempt from sales or use Taxes; however, in the event that any such Taxes are assessed against the transaction, Buyer shall be responsible for the payment of such Taxes.

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article VI.
REPRESENTATIONS AND WARRANTIES

Section 6.1 Seller Representations and Warranties. Seller represents and warrants to Buyer that, through and as of Closing, the following statements are accurate:

(a)	Formation. Seller is a limited liability company duly organized and validly existing, in good standing, under the laws of the State of Kansas. Seller has the necessary power and authority to own its Assets and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement.

(b)	Authorization; Noncontravention. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary approval action by or on behalf of Seller. This Agreement is legal, valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or general principles of equity. The consummation of the transactions contemplated hereby do not and will not (i) violate Seller’s organizational documents or (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree applicable to Seller.

(c)	No Brokers. Seller is not a party to, or in any way obligated under, nor does Seller have any knowledge of, any contract or outstanding claim for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution, or performance of this Agreement for which Buyer will have any liability.

(d)	Information. All material contracts and information affecting the Assets that are contained in Seller’s Records have been made available for Buyer’s due diligence review (other than Excluded Records) and the information reported therein is correct, in all material respects, as of the date of such delivery, except that no representation or warranty is made as to interpretive data included therein or to reserve reports.

(e)	Contracts. To Seller’s knowledge, every material contract affecting or relating in any material way to the Assets is listed on Exhibit “B” as an Assumed Contract and each material Assumed Contract is in full force and effect. Seller has not received any notice of default or material violation of any Assumed Contract to which Seller is a party or any obligation to which Seller is bound materially affecting the Assets.

(f)	Leases. To Seller’s knowledge, all royalties, overriding royalties, and other payments applicable to Seller’s interest due under the Leases have been properly and timely paid in all material respects, all conditions necessary to maintain the Leases in force and effect have been performed in all material respects.

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(g)	Abandonment Obligations. Except as set forth on Schedule 4.1, to Seller’s knowledge, there are no Abandonment Obligations with respect to the Leases.

(h)	Imbalances. Except as set forth on Schedule 6.1(h), to Seller’s knowledge, no Hydrocarbons produced from the Leases are subject to an Imbalance or Net Overproduction.

(i)	Marketing. The Assets are not subject to any contractual or other arrangement for the sale, dedication, processing, handling, gathering, production handling or transportation of production, or otherwise relating to the marketing of production, other than those listed on Exhibit “B”.

(j)	Operations Matters. With respect to the joint, unit or other operating agreements relating to the Assets, except as disclosed on Schedule 6.1(i), (A) all of Seller’s accounts under the operating agreements and production handling agreements are current and there are no outstanding cash calls or payments under authorities for expenditures for payments which are due or which Seller is obligated to make which have not been made; and (B) there are no operations under the operating agreements with respect to which Seller has become a non-consenting party.

(k)	Litigation. Except as disclosed on Schedule 6.1(j) attached hereto, there is no suit, action, claim, investigation or inquiry pending or, to Seller’s knowledge, threatened, arising out of or with respect to the ownership, operation or environmental condition of the Assets.

(l)	Title; Encumbrances. Seller has not previously sold, assigned, transferred, conveyed, farmed-out, mortgaged, pledged, granted a security interest in, or otherwise alienated or encumbered or created a reversionary interest in all or any portion of the Assets. At the Closing, the Assets will be transferred and assigned to Buyer free and clear of all Liens, except for Permitted Encumbrances.

(m)	Preferential Rights and Consents to Assign. Except as disclosed on Schedule 6.1(l) attached hereto, there are no third party preferential rights or third party consents pertaining to the assignment or transfer of any of the Assets from Seller to Buyer.

(n)	Investment Purpose. With respect to the provisions of (m) through (v) of this Section 6.1, Seller and Seller’s designees will acknowledge they are acquiring the Shares for their own account for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act of 1933, as amended (the “Securities Act”); provided, however, that by making the representations herein, Seller reserves the right to dispose of the Shares at any time in accordance with or pursuant to an effective registration statement covering such Shares, or an available exemption under the Securities Act. The Seller agrees not to sell, hypothecate or otherwise transfer the Shares unless such Shares are registered under the federal and applicable state securities laws or unless, in the opinion of counsel satisfactory to Buyer, an exemption from such law is available.

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(o)	Investment Representations. Seller understands that the Shares have not been registered under the Securities Act. Seller also understands that the Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Seller’s representations contained in this Agreement. Seller hereby further represents and warrants as follows:

(i)	Seller Bears Economic Risk. Seller is capable of evaluating the merits and risks of its investment in Buyer and has the capacity to protect its own interest. Seller must bear the economic risk of this investment indefinitely unless the Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Seller understands that Buyer has no present intention of registering the Shares. Seller also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Seller to transfer all or any portion of the Shares under the circumstances, in the amounts or at the times Seller might propose.

(ii)	Seller Can Protect Its Interest. Seller represents that by reason of its, or of its management’s business or financial experience, Seller has the ability to protect its own interests in connection with the transactions contemplated in this Agreement. Further, Seller is aware of no publication of any advertisement in connection with the transactions contemplated in this Agreement.

(iii)	Available Information. Seller has received and read the financial statements and other publicly available information of CEGX and Buyer CEGX and has had an opportunity to discuss Buyer’s business, management and financial affairs with directors, officers and management of CEGX and Buyer. Seller has also had the opportunity to ask questions or and receive answers from, CEGX and Buyer and their management regarding the terms and conditions of this Agreement.

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(iv)	Rule 144. Seller acknowledges and agrees that the Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Seller has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about Buyer, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

(v)	Legends. Seller understands that the certificates or other instruments representing the Shares shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) IN COMPLIANCE WITH RULE 144 OR 144A THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, (C) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE COMPANY. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

Section 6.2 Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that through and as of Closing, the following statements are accurate:

(a)	Formation. Buyer is a corporation duly organized and validly existing, in good standing, under the laws of Nevada and is duly qualified to carry on its business in which it is required to be qualified and has the power and authority to own its property and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement and the transactions contemplated by this Agreement.

(b)	Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary approval action by or on behalf of Buyer. This Agreement is legal, valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or general principles of equity. The consummation of the transactions contemplated hereby do not and will not (i) violate the Buyer’s organizational documents or (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree applicable to Buyer.

(c)	No Brokers. Buyer is not a party to, or in any way obligated under, nor does Buyer have any knowledge of, any contract or outstanding claim for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution, or performance of this Agreement for which Seller will have any liability.

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article VII.
DUE DILIGENCE

Section 7.1 Due Diligence Review By Buyer. Buyer shall have reasonable access to Seller’s records pertaining to the Assets and may conduct, at its sole cost, such title examination or investigation, and other examinations and investigations, as it may in its sole discretion choose to conduct with respect to the Assets in order to determine whether Defects (as below defined) exist. Should, as a result of such examinations and investigations, or otherwise, one or more matters come to Buyer’s attention which it believes in good faith would constitute a Defect, Buyer shall promptly, but no later than ten (10) days prior to Closing (“Notice Deadline”), notify Seller in writing (a “Notice”) of any Defects.

Section 7.2 Nature of Defects. The term “Defect” as used in this Agreement shall mean the following; provided, however, that Permitted Encumbrances shall not constitute Defects:

(a)	Net Revenue Interest or Working Interest Variances. Seller’s ownership of the Assets is such that, with respect to a Well or any of the Leases listed on Exhibit “A” hereto, it (A) entitles Seller to receive a decimal share of the Hydrocarbons from all depths (or if depth limitations are noted on Exhibit “A”, from the depths specified), as shown on Exhibit “A”, which is less than the decimal share set forth on Exhibit “A” in connection with any such Wells or Lease identified as “Net Revenue Interest” on Exhibit A or (B) causes Seller to be obligated to bear, throughout the productive life of such Well or Leases, a decimal share of the cost of operation of any such Well or Leases greater than the decimal share set forth on Exhibit “A” in connection with any such Well or Leases identified as “Working Interest” on Exhibit A.

(b)	Liens. Seller’s ownership of an Asset is subject to a lien other than (A) a lien for Taxes which are not yet delinquent or (B) a mechanic’s or materialmen’s lien (or other similar lien), or a lien under an operating agreement or similar agreement, to the extent the same relates to expenses incurred which are not yet delinquent or (C) liens which will be released at or before Closing.

(c)	Imperfections in Title. Seller’s ownership of an Asset is subject to an imperfection in title which, if asserted, would cause a Defect, as defined in subparagraph (a) above.

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Section 7.3 Permitted Encumbrances. As used in this Agreement, the term “Permitted Encumbrance” means:

(a)	lessor’s royalties, non-participating royalties, overriding royalties, and division orders and the terms, conditions and restrictions of any Lease or Assumed Contract covering the Hydrocarbons, and similar burdens if the net cumulative effect of such burdens does not operate to reduce the net revenue interest in any Asset to an amount less than the net revenue interest set forth on Exhibit “A” or increase the working interest of any of the Assets from that set forth in Exhibit “A” without a corresponding increase in the net revenue interest;

(b)	subject to the provisions of Section 8.3 hereof, required nongovernmental third party consents to assignments and similar agreements with respect to which prior to Closing (i) waivers or consents are obtained from the appropriate parties, or (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights;

(c)	liens for taxes or assessments not yet due or delinquent;

(d)	any mechanic’s or materialmen’s lien (or other similar lien), or liens under an operating agreement or similar agreement, to the extent the liens relate to expenses incurred but not yet due or delinquent;

(e)	all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests therein, if the same are customarily obtained subsequent to such sale or conveyance;

(f)	easements, rights-of way, rights of use, servitudes, permits, surface leases and other rights in respect of surface operations, provided they do not materially interfere with the operation or use of the Assets;

(g)	defects, irregularities and deficiencies in title of or to any rights-of-way, rights of use, easements, surface leases or other rights which in the aggregate do not materially impair the use of such rights-of-way, rights of use, easements, surface leases or other rights for the purpose of which such rights will be held by Buyer and would not have a material adverse effect on the operation or value of any of the Assets; and

(h)	any lien, privilege or encumbrance covering the Assets to be released at or prior to Closing, which Seller has disclosed on Schedule 7.3.

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Section 7.4 Seller’s Response to Notices; Failure to Respond. Seller shall have three (3) Business Days from receipt of a Notice to respond to any Notice timely delivered by Buyer pursuant to this Article VII. Such response must be in writing to be effective and may include an objection to the existence or amount of any claimed Defect or adjustment, or an election to cure any claimed Defect. Failure to so respond by Seller shall constitute a waiver of any rights to cure or object to Defects timely asserted by Buyer prior to the Notice Deadline. If, prior to Closing, Seller waives any rights to cure or object to a Defect, the Purchase Price shall be adjusted by the amount of such Defect claimed by Buyer in its Notice. The Purchase Price shall not be adjusted unless the total adjustment is greater than $10,000.00 and then only to the extent of the excess over $10,000.00.

Section 7.5 Election to Cure. Whether Seller elects to cure or objects to an asserted Defect, the Closing shall proceed if otherwise permitted by this Agreement and the Purchase Price shall be reduced by the amount of such asserted Defect, but only to the extent such Defect exceeds $10,000.00. If Seller elects to cure (in its response or after arbitration) an asserted Defect, Seller shall then have until sixty (60) days after the Closing, or, if Seller disputes the asserted Defect and arbitration of such dispute occurs, sixty (60) days after the arbitration proceedings set forth below are completed, to cure the underlying asserted Defect at its sole cost, risk and expense. The deadline to cure any underlying defect shall be extended for up to thirty (30) days as long as Seller works diligently toward such cure. Upon completing the cure for any such Defect, Seller shall be entitled to payment in immediately available funds within ten (10) Business Days of the date Seller demonstrates to Buyer’s reasonable satisfaction that such asserted Defect has been cured.

Section 7.6 Arbitration. If Seller and Buyer cannot agree on whether an asserted Defect exists, or (before or after the Closing) whether an asserted Defect has been cured, or the amount of reduction in the Purchase Price for any Defect, then such issue shall be settled by arbitration in accordance with Article X. If the aggregate Purchase Price reduction claimed by Buyer exceeds ten percent (10%) of the Purchase Price and neither Party has terminated this Agreement pursuant to Section 9.3, then the Closing will be postponed until the completion of the arbitration. If the Seller prevails in such arbitration, Buyer shall pay to Seller in immediately available funds within ten (10) Business Days from the date of the arbitration panel’s decision the amount determined by such panel to be owed Seller.

article VIII.
ADDITIONAL COVENANTS

Section 8.1 Access to Records. Seller agrees that it will give Buyer, or Buyer’s authorized representatives, at Seller’s office and at all reasonable times before the Closing Date, access to Seller’s records pertaining to the Seller’s ownership and the operation of the Assets (including, without limitation, title files, division order files, directly related financial and tax accounting records, well files, health, safety and environmental records, lease files, abstracts, production records, joint interest billing records, records relating to platform and pipeline construction, operation and maintenance and production, severance and ad valorem tax records), for the purpose of conducting due diligence reviews. Buyer may make copies of such records, at its expense, but shall, if Seller so requests, return all copies so made if the Closing does not occur; all costs of copying such items shall be borne by Buyer. Seller shall not be obligated to provide Buyer with access to any records or data which Seller cannot provide to Buyer without, in Seller’s opinion, breaching, or risking a breach of, agreements with other parties, or waiving, or risking waiving, legal privilege.

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Section 8.2 Interim Operation. Seller covenants that from the execution of this Agreement to the Closing, except as provided herein or otherwise consented to in writing by Buyer, Seller will take all reasonable steps consistent with past practice to maintain the Leases and Units in full force and effect, to timely pay Seller’s expenses attributable to the operation of the Assets and to satisfy Seller’s royalty obligations attributable to the Leases and Units and to maintain all of Seller’s insurance coverage in place prior to the Effective Date, all to the extent possible as a non-operator of the Assets. Except as necessary in Seller’s sole judgment in emergency situations, Seller shall not, without Buyer’s consent, voluntarily incur any liability or enter into any commitment with respect to the Assets which will cost in excess of $10,000.00 net to Buyer with respect to an individual project; cancel any contract associated with the Assets except in the ordinary course of business; or enter into any hedging, forward sales or similar agreements with respect to production from the Assets.

Section 8.3 Consents to Assign. Seller represents that the transfer by Seller of the Assets, or any portion thereof, is not subject to the approval of lessors or governmental agencies having jurisdiction, other forms of consent or certain rights of first refusal or preferential rights of purchase in favor of third parties, however, Seller shall, prior to Closing, use its reasonable efforts to attempt to obtain the necessary non-governmental approvals, consents to assign and waivers of preferential rights, if any such approvals, consents or waivers are discovered. If any such approvals, consents or waivers are denied or not acquired or obtained prior to Closing, the value associated the affected Assets shall be subtracted from the Purchase Price by the amount allocated for the affected Assets on Schedule 2.2 by Buyer with the remaining Assets being conveyed at Closing and the value associated with the affected Assets remaining in escrow after Closing. Seller shall then have until sixty (60) days after the Closing to secure consents and waivers of preferential rights at its sole cost, risk and expense. The deadline to secure any consents and waivers of preferential rights shall extended for up to thirty (30) days as long as Seller works diligently to secure such. Upon successfully acquiring such consents or waivers, Seller shall be entitled to payment in immediately available funds within ten (10) Business Days of the date Seller demonstrates to Buyer’s reasonable satisfaction that such consents or waivers have been secured.

Section 8.4 Area of Mutual Interest. The Parties hereto stipulate that the precise geographic region where the Leases are located and one (1) mile from the exterior boundaries of the Leases as an Area of Mutual Interest (“AMI”). Within three (3) years from the date of this Agreement in the event Seller acquires any new leases in the AMI, Seller shall offer these leases to Buyer at cost and Buyer shall have the option but not the obligation to take these new leases from Seller, however, in the event Buyer acquires any leases in the AMI from Seller, Seller shall retain an overriding royalty equal to the existing overriding royalty that Seller acquired under this Agreement and an overriding royalty equal to the difference of burdens and eighty percent (80%) in a new lease that is within the AMI but was not one of the original Leases to this Agreement. Likewise within three (3) years from the date of this agreement, in the event Buyer acquires any replacement Leases or any new leases in the AMI, Buyer agrees to convey an overriding royalty to Seller in the amount of four percent (4%) of one hundred percent (100%), however, this overriding royalty will be reduced so that Buyer’s net revenue interest shall never be reduced to less than eighty percent (80%). If less than a full interest is acquired in any replacement Leases or new leases, the overriding royalty shall be proportionately reduced.

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Section 8.5 Operation after the Closing Date. Seller agrees to remain as the contract operator of the Wells after the Closing Date under a transitional operating agreement on terms reasonably approved by Buyer and signed at Closing.

article IX.
CLOSING, TERMINATION AND FINAL ADJUSTMENTS

Section 9.1 Conditions Precedent.

(a)	Each Party’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by the other Party of the following conditions:

(i)	No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

(ii)	No action or proceeding by or before any Governmental Authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate any of the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by a Party or any of its Affiliates.

(b)	The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions (unless waived by Buyer in its sole discretion):

(i)	Seller shall have performed and complied in all material respects with all terms of this Agreement required to be performed or complied with by it at or prior to Closing, including, without limitation, those matters reflected in Section 9.2.

(ii)	The representations and warranties of Seller contained in Section 6.1 shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, which shall be true and correct on and as of such date).

(iii)	Buyer shall have completed its audit of the financial records related to the Leases, Wells and Facilities as required by its lenders, closed on its financing commitment with such lenders and received a certificate of an appropriate officer of Seller with respect to the matters reflected in Section 9.1(b)(i) and Section 9.1(b)(ii).

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(c)	The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions (unless waived by Seller in its sole discretion):

(i)	Buyer shall have performed and complied in all material respects with all terms of this Agreement required to be performed or complied with by it at or prior to Closing including, without limitation, those matters reflected in Section 9.2.

(ii)	The representations and warranties of Buyer contained in Section 6.2 shall be true and correct in all material respects on the Closing Date as though made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, which shall be true and correct on and as of such date).

(iii)	Seller shall have received a certificate of an appropriate officer of Buyer with respect to the matters reflected in Section 9.1(c)(i) and Section 9.1(c)(ii).

Section 9.2 Closing.

(a)	The closing of the transactions contemplated herein and the transfer of the Assets shall occur on or before September 30, 2013 (“Closing Date”), at Seller’s office or Seller’s bank’s offices, at 10:00 a.m., Central Standard Time, or such other date, time, and place as Seller and Buyer may agree in writing (the “Closing”) provided that if Buyer’s lenders are not ready to close on the Closing Date and the Buyer has used diligent efforts, the Closing Date may be extended (if necessary) for up to 30 days.

(b)	At Closing, the following shall occur:

(i)	Buyer and Seller shall execute, acknowledge and delivery a duplicate original of the Assignments in substantially the form of Exhibit “C”, in form and substance sufficient to convey title to the Assets in accordance with the terms of this Agreement;

(ii)	Buyer and Seller shall execute, acknowledge and deliver a duplicate original Closing Statement and any such other instruments as are reasonably necessary to effectuate the conveyance of the Assets to Buyer, including without limitation, separate assignments of the Assets on officially approved forms in sufficient counterparts to satisfy applicable statutory and regulatory requirements for the transfer of the Assets; and

(iii)	At the Closing, upon delivery of the documents and materials described in this Section, Buyer shall pay to Seller the Adjusted Purchase Price.

Section 9.3 Termination. This Agreement and the transactions contemplated hereby may be terminated in the following instances:

(a)	By mutual written consent of the Parties;

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(b)	By Seller if any of the conditions set forth in Section 9.1(a) or Section 9.1(c) have not been fulfilled or waived at Closing;

(c)	By Buyer if any of the conditions set forth in Section 9.1(a) or Section 9.1(b) have not been fulfilled or waived at Closing;

(d)	By either Party, if the aggregate value of all uncured Defects at Closing, exceeds ten percent (10%) of the Purchase Price;

(e)	By either Party, if the aggregate value of all Casualty Losses at Closing exceeds ten percent (10%) of the Purchase Price; or

(f)	By either Party if the Closing shall not have occurred (other than as a result of a breach by the Party seeking to terminate this Agreement) on or before October 30, 2013.

Section 9.4 Effect of Termination. If Buyer, through no fault of Seller, fails, refuses, or is unable for any reason not permitted by this Agreement to close the sale pursuant hereto, Seller may, at its option, assert its right of specific performance or pursue any other rights or remedies to which it may be entitled, at law or in equity. Likewise, if Seller, through no fault of Buyer, fails, refuses, or is unable for any reason not permitted by this Agreement to close the sale pursuant hereto, Buyer may, at its option, assert its right of specific performance or pursue any other rights or remedies to which it may be entitled, at law or in equity.

Section 9.5  Final Accounting Statement. Within one hundred eighty (180) days after the Closing Date, Buyer shall prepare a final accounting statement (the “Final Accounting Statement”) for its adjustments to the Purchase Price provided for in Section 2.4 and any other adjustments arising pursuant to this Agreement. Buyer shall submit the Final Accounting Statement to Seller, along with copies of third party vendor invoices in excess of $10,000.00, or other evidence of expenses agreed to by Buyer and Seller, and Seller shall have thirty (30) days to review same and confirm the accuracy thereof. Upon agreement by Buyer and Seller as to the accuracy of said Final Accounting Statement, or upon the expiration of said thirty (30) day period, whichever occurs first, Seller or Buyer, whichever the case may be, shall promptly pay to the other such sum as may be found due, after making adjustments for any payments made at Closing in accordance with the Closing Statement.

If Buyer and Seller are unable to agree to all adjustments respecting the Final Accounting Statement within thirty (30) days after Seller’s receipt of the Final Accounting Statement submitted by Buyer, adjustments which are not in dispute shall be made between Buyer or Seller at the expiration of such 30-day period, and as to the adjustments which remain in dispute, Buyer and Seller shall continue to negotiate in good faith to reach a final agreement as to such disputed adjustments. Provided, however, if Buyer and Seller are unable to agree to such final adjustments within ninety (90) days after Buyer provides the Final Accounting Statement to Seller, either Party may submit such disagreement to arbitration as provided in Article X. The costs and expenses of the arbitration shall be shared equally by Seller and Buyer. Within five (5) days after the decision of the arbitrator, the Buyer or Seller, as the case may be, shall promptly make a cash payment to the other equal to the sum as may be found to be due as the Final Accounting Statement.

Nothing in this Section shall limit any right of either Party to assert a claim for revenues or reimbursement after the Final Accounting Statement, and in this regard (i) should any Party receive revenues to which the other is entitled, such Party shall pay over such revenues to the appropriate Party within 30 days of receipt thereof, and (ii) should any Party pay for costs or expenses for which the other Party is responsible, such Party shall be reimbursed by the other Party within 30 days of the date the responsible Party receives an invoice for such costs and expenses.

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article IV.
GOVERNING LAW AND RESOLUTION OF DISPUTES

Section 10.1 Governing Law. This Agreement is governed by and interpreted under the laws of the State of Kansas, without regard to its choice of law rules, except that the substantive and procedural rules of the Federal Arbitration Act, 9 U.S.C. §§ 1-16 (the “Act”) shall govern the Article X.

Section 10.2 Resolution of Disputes. The Parties shall exclusively and finally resolve any Dispute (“Dispute” defined as meaning any dispute or controversy arising out of this Agreement, including a dispute or controversy regarding the existence, construction, validity, interpretation, enforceability, termination or breach of this Agreement, whether based in contract, tort or otherwise) between them using direct negotiations, mediation and arbitration as set out in this Article X. A Party who violates this Article X shall pay all legal and consulting fees and costs incurred by the other Party in any suit, action, or proceeding to enforce this Article X. While the procedures in this Article X are pending, each Party shall continue to perform its obligations under this Agreement, unless to do so would be impossible or impracticable under normal circumstances.

Section 10.3 Direct Negotiations. If a Dispute arises, a Party shall initiate the resolution process by giving notice setting out in writing and in detail the issues in Dispute and the value of the Claim to the other Party. A meeting between the Parties, attended by individuals with decision-making authority, must take place within thirty (30) days from the date the notice was sent in an attempt to resolve the Dispute through direct negotiations. All negotiations under this provision shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

Section 10.4 Mediation. If the Dispute cannot be settled by direct negotiations within thirty (30) days of initiation of the resolution process, either Party may initiate mediation by giving notice to the other Party. The place of mediation is Wichita, Kansas.

Section 10.5 Arbitration. If the Dispute is not resolved by mediation within thirty (30) days from the date of the notice requiring mediation, or if the Dispute is unresolved within sixty (60) days from the date requiring direct negotiations, then the Dispute shall be finally settled by binding arbitration and either Party may initiate such arbitration by giving notice to the other Party. If a Party refuses to toll all applicable statutes of limitations and defenses based upon the passage of time while the proceedings in Section 10.3 and 10.4 are pending, or if for any reason a Party believes its Claims may be time barred, then any Party may file an arbitration proceeding in an attempt to preserve its Claims and such proceeding shall be stayed by the arbitrator or arbitrators after appointment so that the Parties may continue efforts to resolve this Dispute as set out in this Article X. The arbitration shall be conducted in accordance with the Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration (“CPR”) Rules, except to the extent conflicts between the CPR Rules then in force and the provisions of this Agreement, in which event the provisions of this Agreement shall prevail. The CPR is the appointing authority. The place of arbitration is Wichita, Kansas.

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Section 10.6 Arbitration Provisions. The following provisions shall apply to any arbitration proceedings commenced pursuant to Section 10.5:

(a)	The number of arbitrators shall be one if the monetary value of the Dispute is US$5,000,000 (or its currency equivalent) or less. The number of arbitrators shall be three if the monetary value is greater than US$5,000,000 or its currency equivalent.

(b)	The arbitrator or arbitrators must remain neutral, impartial and independent regarding the Dispute and the Parties. If the number of arbitrators to be appointed is one, that arbitrator or the presiding arbitrator if the arbitrators are three, must be a lawyer experienced in the resolution of disputes with experience relating to the issues in dispute.

(c)	The Parties waive any Claim for, and the arbitrator has or arbitrators have no power to award, the damages waived and released under this Agreement. The arbitrator has or arbitrators have no authority to appoint or retain expert witnesses for any purpose unless agreed to by the Parties. The arbitrator has or arbitrators have the power to rule on objections concerning jurisdiction, including the existence or validity of this arbitration clause and existence or the validity of this Agreement.

(d)	All arbitration fees and costs shall be borne equally by the Parties regardless of which Party prevails. Each Party shall bear its own costs of legal representation and witness expenses.

(e)	The arbitrator is or arbitrators are authorized to take any interim measures as the arbitrator considers or arbitrators consider necessary, including the making of interim orders or awards or partial final awards. An interim order or award may be enforced in the same manner as a final award using the procedures specified below. Further, the arbitrator is or arbitrators are authorized to make pre- or post-award interest at applicable statutory interest rates during the relevant period.

(f)	The Dispute should be resolved as quickly as possible. The arbitrator’s or arbitrators’ award must be issued within three months from the completion of the hearing, or as soon as possible thereafter.

Section 10.7 Enforceability.

(a)	The Parties waive irrevocably their right to any form of appeal, review or recourse to any court or other judicial authority, to the extent that such waiver may be validly made.

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(b)	Except for proceedings to preserve property pending determination by the arbitrator or arbitrators or to enforce an award, the mandatory exclusive venue for any judicial proceeding permitted in this Agreement is the court of competent jurisdiction in Pawnee, Kansas. The Parties consent to the jurisdiction of these courts and waive any defenses they have regarding jurisdiction. Proceedings to confirm an award may be filed as provided in this Section 10.7 at any time within one year after the award is made.

(c)	Proceedings to enforce judgment entered on an award may be brought in any court having jurisdiction over the person or assets of the non-prevailing Party. The prevailing Party may seek, in any court having jurisdiction, judicial recognition of the award, or order of enforcement or any other order or decree that is necessary to give full effect to the award.

Section 10.8 Confidentiality.

(a)	The Parties agree that any Dispute and any negotiations, mediation and arbitration proceedings between the Parties in relation to any Dispute shall be confidential and shall not be disclosed to any third party.

(b)	Without prejudice to the foregoing, the Parties agree that disclosure may be made:

(i)	In order to enforce any of the provisions of this Agreement, including without limitation, the Parties agreement to arbitrate, any arbitration order or award and any court judgment;

(ii)	To the auditors, legal advisers, lenders, insurers and Affiliates of that Party to whom the confidentiality obligations set out in this Agreement shall extend;

(iii)	Where that Party is under a legal or regulatory obligation to make such disclosure, but limited to the extent of that legal obligation; or

(iv)	With the prior written consent of the other Party.

(c)	The Parties agree to submit to the jurisdiction of the courts of Ohio, for the purposes of any proceedings to enforce this Article X and shall prevent any information, documents or materials belonging to a Party from being used or disclosed by that Party for any purpose.

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article V.
MISCELLANEOUS

Section 11.1 Casualty Loss of Assets. If prior to Closing, any of the Assets are damaged or destroyed by fire or other casualty (a “Casualty Loss”), Seller may repair the damage at its cost or, at its sole option, either reduce the Purchase Price by a mutually agreed estimated cost of the repair or replacement or withdraw the damaged Asset from the sale and reduce the Purchase Price by the allocated value thereof. If Buyer and Seller are unable to agree as to the amount of such price reduction prior to Closing or if the amount of such price reduction exceeds ten percent (10%) of the purchase Price, then either Party may elect to terminate this Agreement; provided that such terminating Party is not in default hereunder.

Section 11.2 Books and Records. Seller shall, at the cost of Seller, deliver the Records to Buyer at Closing or within five (5) Business Days thereafter.

Section 11.3 Publicity. Seller and Buyer shall consult with each other with regard to all press releases or other public or private announcements made concerning this Agreement or the transactions contemplated hereby, and except as may be required by applicable laws or the applicable rules and regulations of any Governmental Authority or stock exchange, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other Party, which shall not be unreasonably withheld. No press release shall ever include any reserve estimates.

Section 11.4 Entire Agreement. This Agreement constitutes the entire agreement between Seller and Buyer with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments, understandings, or information otherwise furnished by Seller to Buyer with respect to such matters. No amendment shall be binding unless in writing and signed by both Parties. Headings used in this Agreement are only for convenience of reference and shall not be used to define the meaning of any provision. This Agreement is for the benefit of Seller and Buyer only and not for the benefit of third parties.

Section 11.5 Notices. All notices and consents to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered either by personal delivery, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Parties hereto at the following addresses:

If to Seller:	If to Buyer:

200 East 1st Street, Suite 307	6037 Franz Road, Suite 103
Wichita, Kansas 67202	Dublin, Ohio 43017
Attn: Rod Anderson	Attn: Timothy Crawford
Title: Managing Member	Title: Chief Executive Officer
Phone ___________	Phone (614) 459-4959
Fax: ____________	Fax: (614) 389-6643

or at such other address and number as either Party shall have previously designated by written notice given to the other Party in the manner herein above set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

Section 11.6 Governing Law. This Agreement shall be governed as prescribed under Section 10.1. The validity of the conveyances affecting the title to real property shall be governed by and construed in accordance with the laws of the jurisdiction in which such property is situated.

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Section 11.7 Confidentiality. Buyer acknowledges that all information furnished or disclosed pursuant hereto by Seller but not already known to or in the possession of Buyer must remain confidential prior to Closing. Buyer may disclose such confidential information already known to or in the possession of Buyer as permitted for that class of data or may disclose Seller-provided confidential information or data only to its subsidiaries or Affiliates, agents, advisors, counsel or representatives (herein “Representatives”) who have agreed, prior to being given access to such information, to be bound by the terms of this Agreement as its bears upon confidential information and requirements of confidentiality found herein. In the event that Closing of the transactions contemplated by this Agreement does not occur for any reason, Buyer and its Representatives shall promptly return to Seller or destroy all non-proprietary or non-interpretive materials and information delivered or disclosed by Seller, but excluding any confidential information, notes, summaries, compilations, analyses or other material derived from the inspection or evaluation of material and information already known to or in the possession of Buyer.

Section 11.8 Conflict of Interest. Conflicts of interest related to this Agreement are strictly prohibited. Except as otherwise expressly provided herein, neither Seller nor any director, employee or agent of Seller shall give to or receive from any director, employee or agent of Buyer any gift, entertainment or other favor of significant value, or any commission, fee or rebate. Likewise, neither Seller nor any director, employee or agent of Seller shall enter into any business relationship with any director, employee or agent of Buyer (or of any Affiliate of Buyer), unless such person is acting for and on behalf of Buyer, without prior written notification thereof to Buyer. Each Party shall promptly notify the other Party of any violation of this Section, and any consideration received by a Party as a result of such violation shall be paid over or credited to the other Party. Each Party, or its designated representative(s), may audit any and all records of the other Party for the sole purpose of determining whether there has been compliance with this Agreement.

Section 11.9 Survival. Except as provided in this Section 11.10, all representations and warranties of Seller and Buyer contained herein shall survive for a period of 12 months after the Closing Date. The covenants and other agreements of Seller and Buyer set forth in this Agreement shall survive the Closing until fully performed.

Section 11.10 Further Cooperation. After the Closing, each Party shall execute, acknowledge, and deliver all documents, and take all such acts which from time to time may be reasonably requested by the other Party in order to carry out the purposes and intent of this Agreement.

Section 11.11 Counterparts. This Agreement may be executed in one or more counterparts with the same effect as if all signatures of the Parties hereto were on the same document, but in such event each counterpart shall constitute an original, and all of such counterparts shall constitute one Agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by each Party.

Section 11.12 Exhibits and Schedules. All of the Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel has received a complete set of Exhibits and Schedules prior to and as a part of the execution of this Agreement.

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Section 11.13 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, all other conditions and provisions of the Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transaction contemplated hereby is not affected in any materially adverse manner to the other Party.

Section 11.14 Expenses and Recording. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including, without limitation, legal and accounting fees, costs and expenses. Buyer shall be responsible for the filing and recording of the Assignments and other instruments required to convey title to the Assets to Buyer. Buyer shall bear all required documentary, filing and recording fees and expenses incurred in connection therewith.

Section 11.15 CONSPICUOUSNESS / EXPRESS NEGLIGENCE. THE DEFENSE, INDEMNIFICATION AND HOLD HARMLESS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE DAMAGES, LOSSES, INJURIES, LIABILITIES, COSTS OR EXPENSES IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

Section 11.16 MUTUAL WAIVER OF CONSEQUENTIAL DAMAGES. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR INDIRECT DAMAGES, WHETHER ARISING IN TORT, CONTRACT, UNDER ANY STATUTE, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. THE PARTIES INTEND THAT THE LIMITATIONS UNDER THIS SECTION 11.16 IMPOSED ON REMEDIES AND THE MEASURE OF DAMAGES BE WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE OR STRICT LIABILITY OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE.

Section 11.17 ASSIGNMENT. Buyer shall be entitled to assign its rights, but not its obligations, under this Agreement at Closing to an affiliate of Buyer.

IN WITNESS WHEREOF, the Parties hereto have caused their authorized representatives to execute this Agreement effective on the date first above written.

SELLER:		BUYER:

Kansas Petroleum Resources, LLC		Cardinal Energy Group, Inc.

By:	/s/ Rod Anderson	By:	/s/ Timothy W. Crawford
Name:	Rod Anderson	Name:	Timothy W. Crawford
Title:	Managing Member	Title:	Chief Executive Officer

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ATTACHED TO THE PURCHASE AND SALE AGREEMENT DATED AUGUST 19, 2013 BETWEEN KANSAS PETROLEUM RESOURCES, LLC, AS SELLER, AND CARDINAL ENERGY GROUP, INC., AS BUYER.

Exhibit “A”

Oil and Gas Leases

The “Net Revenue Interest” of the Lessee under each of the leases set forth on this Exhibit A shall not be less than 80%.

The “Working Interest” of the Lessee under each of the leases set forth on this Exhibit A shall be 100%.

[Insert list of leases here]

Wells and Other Assets

GENERAL DESCRIPTION OF THE PROPERTY TO BE ACQUIRED

General Location:	Pawnee County, Kansas
Current Production:	240 BOPD
Current Wells Producing:	18
Total Wells:	19
Acreage:	17,000 Acres

General Description:

●	3D Seismic on all 17,000 acres
●	Two (2) water disposal systems with two disposal wells drilled to the Arbuckle formation
●	6,000 + acres are HBP
●	Two plus years remain on the existing leases (17,000 acres) with an option to extend the term of the leases.
●	At least an 80% NRI to be provided
●	Approximately 30 PUD locations with a total of 50 potential locations which include 3D seismic.
●	Primary productive zone is Mississippian Osage and Warsaw formation which have been drilled vertically for the 19 wells.

Average wells in this area produce approximately 90,000 barrels of oil per well from the Mississippian formation and about the same from the Cherokee formation. The Chase wells have potential for natural gas production of over 1BCF per wells from 2500’.

Exhibit “B”

List of contracts, permits, rights-of-way, easements, licenses, servitudes, transportation agreements, pooling agreements, operating agreements, gas balancing agreements, participation and processing agreements, confidentiality agreements, side letter agreements and any other agreement, document or instrument

Exhibit “C”

ASSIGNMENT AND BILL OF SALE

THIS ASSIGNMENT AND BILL OF SALE (“Assignment”) effective from and after 7:00 a.m., Central Standard Time, ___________, 2013 (said date and time hereinafter referred to as the “Effective Date”), is by and between Kansas Petroleum Resources, LLC, a Kansas limited liability company, whose mailing address is 201 East 1st Street, Suite 307, Wichita, Kansas 67202 (“Assignor”) and Cardinal Energy Group, Inc., a Nevada corporation, whose mailing address is 6037 Franz Road, Suite 103, Dublin, Ohio 43017 (“Assignee”).

W I T N E S S E T H:

1.	Conveyance. For and in consideration of the sum of One Hundred and No/100 dollars ($100.00), cash in hand paid, and other valuable consideration, including the assumption by Assignee of certain obligations and liabilities described in that certain Purchase and Sale Agreement dated August ____, 2013, by and between Assignor, as Seller, and Assignee, as Buyer (“Purchase and Sale Agreement”), the receipt and sufficiency of which are hereby acknowledged, Assignor, subject to said Purchase and Sale Agreement (which Purchase and Sale Agreement is incorporated herein by reference for all purposes), does hereby sell, transfer, assign, convey, set over and deliver unto Assignee (without warranty of any kind, express or implied, except that Assignor shall warrant title to Assignee as to the Assets (as defined below), and in particular to the working interests and net revenue interests shown on Exhibit A, against the claims of all persons claiming an interest therein by, through or under Assignor, hereinafter called the “Special Warranty”), with subrogation against Assignor’s predecessors in title, excluding Affiliates, subject to the terms hereof, all of Assignor’s rights, title and interests in and to the following (collectively, the “Assets”):

a.	The oil and gas leases, oil, gas and mineral leases, mineral executive interests, contractual rights, rights to explore, produce and develop, rights to drain, wellbore interests and/or properties set forth in Exhibit “A” and further including, if applicable, all renewals and extensions of those leases and all leases issued in substitution therefore (any such rights or interests collectively referred to as the “Leases”).

b.	Any unitization, pooling and/or communitization agreements, declarations, designations or orders relating to the Leases and all of Assignor’s interest in and to the properties covered or units created thereby to the extent attributable to the Leases (collectively, the “Units”).

c.	All oil and gas wells, salt water disposal wells, injection wells and other wells located on affecting or draining any of the Leases, within the Units or as listed on Exhibit “A” (collectively, the “Wells”).

d.	All structures, facilities, foundations, wellheads, tanks, pumps, compressors, separators, heater, valves, fittings, equipment, machinery, fixtures, flowlines, pipelines, platforms, tubular goods, materials, tools, supplies, improvements, and any other real, personal, immovable and mixed property located on, used in the operation of, or relating to the production, treatment, non-regulated transportation, gathering, marketing, sale, processing, handling or disposal of hydrocarbons, water, and associated substances produced from the Leases or the Units (the “Facilities”) .

e.	All natural gas, casinghead gas, drip gasoline, natural gasoline, natural gas liquids, condensate, products, crude oil and other hydrocarbons, helium, whether gaseous or liquid, produced or drained from or allocable to the Assets (as hereinafter defined on and after the Effective Date (the “Hydrocarbons”).

f.	To the extent transferable, all contracts, permits, rights-of-way, easements, licenses, servitudes, transportation agreements, pooling agreements, operating agreements, gas balancing agreements, participation and processing agreements, confidentiality agreements, side letter agreements and any other agreement, document or instrument listed on Exhibit “A” INSOFAR ONLY as they directly relate and are attributable to the Leases, Units, Wells, Hydrocarbons, or Facilities or the contractual and wellbore rights thereon or therein or the ownership or operation thereof, or the production, treatment, non-regulated transportation, gathering, marketing, sale, processing, handling disposal, storage or transportation of hydrocarbons, water, or substances associated therewith (the “Assumed Contracts”).

g.	Records relating to the Leases, Units, Wells, Hydrocarbons, Assumed Contracts and Facilities in the possession of Assignor (the “Records”) and including as follows: all (i) lease, land, and division order files (including any abstracts of title, title opinions, certificates of title, title curative documents, and division orders contained therein), (ii) the Assumed Contracts; (iii) all well, facility, operational, environmental, regulatory, compliance and historic production files and (iv) all geological files relating to the Leases (the “Geologic Data”), but not including any records which (i) Assignor is prohibited from transferring to Assignee by law or existing contractual relationship, or which (ii) constitute Excluded Assets (as hereinafter defined in Section 2)

2.	Exclusions and Reservations: Specifically excepted and reserved from this Assignment are the following, hereinafter referred to as the “Excluded Assets”:

a.	All corporate, financial, and tax records of Assignor; however, Assignor shall furnish Assignee with copies of any financial and tax records which directly relate to the Assets, or which are necessary for Assignee’s ownership, administration, or operation of the Assets upon receipt of a written request from Assignee indicating its desire to obtain copies, and the purpose for same.

b.	All oil, gas and other liquid or gaseous hydrocarbons produced from or attributable to Assignor’s interest in the Assets with respect to all periods prior to the Effective Date, together with all proceeds from the sale of such hydrocarbons.

c.	Claims of Assignor for refund of or loss carry forwards with respect to (i) production, windfall profit, severance, ad valorem or any other taxes attributable to the Assets for any period prior to the Effective Date, (ii) income or franchise taxes.

d.	All amounts due or payable to Assignor as adjustments or refunds under any contracts or agreements affecting the Assets, with respect to periods prior to the Effective Date, specifically including, without limitation, amounts recoverable from audits under operating agreements and any overpayments of royalties.

e.	Subject to the terms hereof, all monies, proceeds, benefits, receipts, credits, income or revenues (and any security or other deposits made) attributable to the Assets or the operation thereof prior to the Effective Date.

f.	All Assignor’s patents, trade secrets, copyrights, names, marks and logos.

g.	Assignor’s service agreements, storage or warehouse agreements, supplier contracts, service contracts, insurance contracts, and construction agreements.

h.	Overriding royalty, which shall be free and clear of all costs except taxes, equal to the positive difference between existing burdens on the date hereof and eighty percent (80%) and delivering to Buyer a 100% working interest in and to the Leases, Wells and Hydrocarbons.

TO HAVE AND TO HOLD the Assets unto Assignee, its successors and assigns forever, subject to the terms, conditions and reservations set forth herein, in the Leases, the Units, the Assumed Contracts, and in the Purchase and Sale Agreement.

3.	Purchase and Sale Agreement. This Assignment is made subject to the unrecorded Purchase and Sale Agreement. Any term used herein and not defined in this Assignment shall have the definition or meaning given to it in the Purchase and Sale Agreement. The Purchase and Sale Agreement shall be binding on and inure for the benefit of the rightful successors and permitted assigns of the Assignor and Assignee.

4.	Assumption of Obligations. Subject to the terms of the Purchase and Sale Agreement, in its elections and for the operations of the Assets, all after the effective date, Assignee shall observe and comply with all covenants, terms, and provisions, express or implied, contained in the Assumed Contracts and Assignee shall assume and be responsible for those express obligations of Assignor accruing under such Assumed Contracts on or after the Effective Date.

5.	Abandonment Obligations. As additional consideration for the sale of the Assets, Assignee shall assume and timely and fully satisfy Assignor’s share of the Abandonment Obligations (as defined below) associated with the Wells. As used herein, the term “Abandonment Obligations” shall mean and include those obligations, defined by regulation as of the Effective Date, associated with and liability for (i) the plugging and abandonment of the Wells, (ii) the removal of caissons and pipelines used in connection with the Assets, and (iii) the clearance, restoration and remediation of the surface and cleanup and complete reclamation of the sea floor portion of the Leases associated with the Wells.

6.	Entire Agreement. This Assignment along with the Purchase and Sale Agreement and any applicable forms of assignment constitute the entire understanding between Assignor and Assignee with regard to the subject matter hereof, superseding all prior statements, representations, discussions, agreements and understandings.

7.	Conflicts. In case of any conflict between the terms and provisions of the Purchase and Sale Agreement and the terms and provisions of this Assignment, the terms and provisions of the Purchase and Sale Agreement shall prevail. Notwithstanding the foregoing, third parties may rely upon this Assignment for the description of the Assets conveyed, which Assets are not reduced or diminished in any manner by the terms of the Purchase and Sale Agreement.

IN WITNESS WHEREOF, this Assignment is executed by the parties hereto before the undersigned competent witnesses, as of the dates acknowledged below, but effective from and after 7:00 a.m., Central Standard Time, August 30, 2013, subject to any applicable approvals by any Governmental Authority having jurisdiction.

Witnesses:	ASSIGNOR:
Kansas Petroleum Resources, LLC

Name

By:
Printed Name:	Its:

Witnesses:	ASSIGNEE:
Cardinal Energy Group, Inc.

Name:

By: Timothy W. Crawford
Printed Name	Its:

STATE OF KANSAS

COUNTY OF _____________

On this _____ day of August, 2013, before me appeared Rod Anderson, to me, a Notary Public, personally known, who being by me duly sworn did say that he is the Managing Member of Kansas Petroleum Resources, LLC, a Kansas limited liability company, and that said instrument was signed on behalf of said company, by authority of governing authorization, and said appearer acknowledged that he executed the same as the free act and deed of said company.

IN WITNESS WHEREOF, I have hereunto set my official hand and seal on the date hereinabove written.

Notary Public, State of Kansas

STATE OF OHIO

COUNTY OF ________________

On this ___ day of August, 2013, before me appeared Timothy Crawford, to me, a Notary Public, personally known, who being by me duly sworn did say that he is the Chief Executive Officer of Cardinal Energy Group, Inc., a Nevada corporation, and that said instrument was signed in behalf of said company, by authority of its governing authorization, and said appearer acknowledged that he executed the same as the free act and deed of said company.

IN WITNESS WHEREOF, I have hereunto set my official hand and seal on the date hereinabove written.

Notary Public, State of Ohio

Exhibit “A”

Attached to and made a part of that Assignment and Bill of Sale dated effective August 30, 2013 by and between Kansas Petroleum Resources, LLC, as Assignor, and Cardinal Energy Group, Inc., as Assignee

Oil and Gas Leases and Wells – One Hundred Percent (100%) Working Interest and Eighty Percent (80%) Net Revenue Interest.

EXHIBIT “A” – CONTINUED - ATTACHED TO THE PURCHASE AND SALE AGREEMENT DATED AUGUST ____, 2013 BETWEEN KANSAS PETROLEUM RESOURCES, LLC, AS SELLER, AND CARDINAL ENERGY GROUP, INC., AS BUYER.

Schedule 2.2

Allocation of Value of Assets

To be provided at Closing.

Schedule 4.1

Abandonment Obligations

None

Schedule 6.1(h)

Imbalance or Net Overproduction

None

Schedule 6.1(i)

Outstanding Operational Matters and Bills

None

Schedule 6.1(j)

Outstanding Litigation

None

Schedule 6.1(l)

Third-Party Preferential Rights to Purchase and Consents to Assign

None

Schedule 7.3

List of liens, privileges or encumbrances

None